Exhibit 16.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

February 19, 2026

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	CIMG Inc.
File No. 001-39338

Dear Commissioners:

We have read the statements under Item 4.01 of the Current Report on Form 8-K of CIMG Inc. to be filed with the Securities and Exchange Commission on or about February 19, 2026. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ Assentsure PAC

Singapore